Exhibit 99.1

Manitex International, Inc. Names Steve Filipov Chief Executive Officer

David Langevin Named Executive Chairman; Changes are Effective September 1, 2019

BRIDGEVIEW, Il., August 22, 2019 – Manitex International, Inc. (NASDAQ: MNTX), a leading international provider of cranes and specialized industrial equipment, today announced that the Board of Directors has unanimously approved the appointment of Steve Filipov as Chief Executive Officer and Director of Manitex International, and David Langevin as Executive Chairman. The changes are effective September 1, 2019.

Mr. Filipov comes to Manitex with an exceptional track record and well-documented results within the industrial equipment industry as a senior management executive at Terex Corporation. Filipov began his career at Terex in 1993 as the youngest international manager in the Terex organization, and since then has held numerous senior management and executive roles, most recently as the President of Terex Cranes, from 2016 until the sale of Demag Mobile Cranes at the end of July, 2019.

Mr. Langevin will remain with the company as Executive Chairman, and as such, will continue to be involved on a full-time basis with the business, specifically in the Company’s strategic planning efforts, corporate finance, and key relationships with our strategic and investment partners.

David J. Langevin, Chairman and Chief Executive Officer of Manitex commented, “I have had the privilege to lead our company since 2003, and since then we’ve established Manitex as a market share leader in straight-mast boom trucks here in North America. Our 2015 acquisition of PM articulating cranes created a great opportunity to become an international player in a market many times the size of our North American market. We are most fortunate to be able to attract Steve to our Company and we believe that Steve’s significant international crane experience will stimulate the PM business to much higher performance in this substantial market. Our entire board and strategic partners are all excited to have Steve join us, and we look forward to planning and executing our future growth strategy under his stewardship.”

Highlights of Mr. Filipov’s 25 year career at Terex Corporation:

•	Group President, Global Cranes Segment

•	Group President, Terex Materials Handling and Port Solutions Segment Group

•	President, Developing Markets and Strategic Accounts

•	Group President, Global Cranes Division

•	Vice President and General Manager, International Operations, Cranes

Steve Filipov, commented, “I am excited about the opportunity to work with the team here at Manitex International. It is our number one objective to accelerate the transformation of the PM knuckle boom business into an efficient and world-class operation, with industry-leading global production and distribution capabilities. I believe that my substantial international experience in the Crane industry will be a valuable asset in the development of the PM business.” Mr. Filipov continued, “I have known the team at Manitex International for many years, and I’m confident that we will be able to build on their substantial progress, working together towards the successful execution of our business objectives right from the beginning. Furthermore, I intend to make a personal investment in Manitex shares in the near term to better align my economic interests with those of other Manitex shareholders.”

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes, and railroad cranes), truck-mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Oil & Steel, Badger, Sabre, and Valla. The company also has a minority ownership in ASV Holdings, Inc. which manufactures and sells a line of high-quality compact track and skid steer loaders.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman, and Chief Executive Officer	Investor Relations
(708) 237-2065	(516) 419-9915
djlangevin@manitexinternational.com	pseltzberg@darrowir.com